               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                DANIELSON HOLDING CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                          DANIELSON HOLDING CORPORATION

                          -------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held On July 20, 1999

                          -------------------------------

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Danielson Holding Corporation, a Delaware corporation (the "Company"), will be held on Tuesday, July 20, 1999, at The Roosevelt Hotel, Madison Avenue at 45th Street, New York, New York 10017 at 10:00 a.m. local time (the "Annual Meeting"), for the following purposes:

        1. To elect ten directors of the Company to serve for the ensuing year and until their successors are elected;

        2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's common stock, par value $.10 per share, from 20,000,000 shares to 55,000,000 shares;

        3. To approve an amendment to the Company's Certificate of Incorporation to eliminate the right of stockholders to cumulate their votes for the election of directors;

        4. To approve an amendment to the Company's Certificate of Incorporation to eliminate the prohibition on the Company issuing non-voting equity securities;

        5. To confirm the appointment of KPMG LLP as the independent certified public accountants for the Company for the year ending December 31, 1999; and

        6. To transact such other business as may properly come before the Annual Meeting.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        Only stockholders of record at the close of business on May 28, 1999 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

                                            BY ORDER OF THE BOARD OF DIRECTORS
                                            DANIELSON HOLDING CORPORATION


                                            IAN M. KIRSCHNER
                                            Secretary

New York, New York
June 1, 1999

-------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

To ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. To revoke a proxy, you must submit to the Secretary of the Company, prior to voting, either a signed instrument of revocation or a duly executed proxy bearing a date or time later than the proxy being revoked. If you attend the meeting, you may vote in person even if you previously returned a proxy.

-------------------------------------------------------------------------------

                          DANIELSON HOLDING CORPORATION
                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JULY 20, 1999

                                TABLE OF CONTENTS


                                                                                             Page
                                                                                             ----
VOTING RIGHTS AND SOLICITATION OF PROXIES.................................................
        Record Date and Share Ownership...................................................
        Voting and Quorum.................................................................
        Proxies and Revocation of Proxies.................................................
        Other Proposals...................................................................
PRINCIPAL STOCKHOLDERS....................................................................
        Principal Stockholders............................................................
        Officers and Directors............................................................
        Section 16(a) Beneficial Ownership Reporting Compliance...........................
PROPOSAL 1 - ELECTION OF DIRECTORS........................................................
        Committees........................................................................
        Compensation of Directors.........................................................
        Attendance at Board of Directors Meeting..........................................
EXECUTIVE OFFICERS........................................................................
EXECUTIVE COMPENSATION....................................................................
        Summary Compensation Table........................................................
        Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
            Values........................................................................
        Compensation Committee Interlocks and Insider Participation ......................
        Board of Directors Compensation Committee Report on Executive Compensation........
        Agreements with Executive Officers................................................
        Performance Graph.................................................................
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ...........................................
PROPOSAL 2 - AMENDMENT OF CERTIFICATE OF INCORPORATION TO APPROVE
        INCREASE IN COMMON SHARES AUTHORIZED..............................................
        General...........................................................................
        Description of Agreement with SZ Investments L.L.C................................
PROPOSAL 3 - AMENDMENT OF CERTIFICATE OF INCORPORATION TO APPROVE
        ELIMINATION OF CUMULATIVE VOTING..................................................
PROPOSAL 4 - AMENDMENT OF CERTIFICATE OF INCORPORATION TO
        ELIMINATE PROHIBITION ON ISSUING NON-VOTING STOCK.................................
PROPOSAL 5- CONFIRMATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.................
PROPOSALS AND NOMINATIONS BY STOCKHOLDERS ................................................

                          DANIELSON HOLDING CORPORATION
                                767 Third Avenue
                          New York, New York 10017-2023

                         -------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  July 20, 1999

                         -------------------------------

                                 PROXY STATEMENT

                         -------------------------------

               This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Danielson Holding Corporation, a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders of the Company to be held on Tuesday, July 20, 1999, at The Roosevelt Hotel, Madison Avenue at 45th Street, New York, New York 10017, at 10:00 a.m. local time (the "Annual Meeting"), and any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described therein. This Proxy Statement and the enclosed form of proxy are first being sent to stockholders commencing on or about Tuesday June 1, 1999.

               The expenses of soliciting proxies for the Annual Meeting are to be paid by the Company. The Company has retained Beacon Hill Partners, Inc., as its solicitation agent. Solicitation of proxies may also be made by means of personal calls upon, or telephonic or electronic communications with, stockholders or their personal representatives by Directors, officers, and employees of the Company who will not be specially compensated for such services. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Proxy Statement to stockholders whose common stock is held of record by such entities.

                    VOTING RIGHTS AND SOLICITATION OF PROXIES

RECORD DATE AND SHARE OWNERSHIP

               The Board of Directors of the Company has fixed the close of business on May 28, 1999 as the record date for the determination of the stockholders entitled to receive notice of, and to vote at, the Annual Meeting (the "Record Date"). The only outstanding class of stock of the Company is its common stock, par value $0.10 per share ("Common Stock"). On the Record Date, there were 15,576,276 shares of Common Stock issued and outstanding.

VOTING AND QUORUM

               Each share of Common Stock will be entitled to one vote at the Annual Meeting, except that, pursuant to the provisions of the Certificate of Incorporation of the Company, voting for Directors may be cumulative if, not less than 30 days prior to the voting, any stockholder gives notice of such stockholder's intention to vote cumulatively. In the event of cumulative voting, each stockholder may give any one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of shares held by such stockholder, or may distribute such votes on the same principle among as many candidates as the stockholder elects. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total number of shares of Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business by such holders at the Annual Meeting. Where a quorum is present, (i) the vote of the holders of a majority of shares of Common Stock voting will decide the election of Directors, and the ten nominees for Director receiving the highest number of votes (i.e., a plurality) will be elected as Directors, (ii) the vote of the holders of a majority of the shares of Common Stock outstanding is required to approve each of the amendments to the Certificate of Incorporation and (iii) the vote of the holders of a majority of the shares voting will decide the ratification of the appointment of KPMG LLP as the independent certified public accountants for the Company for 1999. If any votes are withheld, such withheld votes will be excluded entirely from the vote and will have no effect except that with respect to the votes for the amendments to the Certificate of Incorporation, a withheld vote will have the same effect as a negative vote. Abstentions will have no effect on the election of Directors but, for purposes of determining whether a proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker non-votes"), those shares of Common Stock will not be included in the vote totals and, therefore, will have no effect on the vote.

PROXIES AND REVOCATION OF PROXIES

               Proxies in the enclosed form are solicited by the Board of Directors of the Company in order to provide each stockholder an opportunity to vote on all matters scheduled to come before the Annual Meeting, whether or not the stockholder attends in person. All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld or the holder has elected to abstain and, where a choice is specified as to a proposal, they will be voted in accordance with such specification. In the absence of specific directions, properly executed proxies will be voted "FOR" (i) the nominees for election as Directors of the Company listed below; (ii) all of the amendments to the Certificate of Incorporation; and (iii) confirmation of the appointment of KPMG LLP as the Company's independent certified public accountants for the current fiscal year. Any stockholder giving a proxy has the power to revoke the proxy prior to its exercise. A proxy may be revoked (a) by delivering to the Secretary of the Company at or prior to the Annual Meeting an instrument of revocation or a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked or (b) at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

OTHER PROPOSALS

               The Board does not know of any matter other than the foregoing that is expected to be presented for consideration at the Annual Meeting. However, if other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their judgment.

                             PRINCIPAL STOCKHOLDERS

               The following table sets forth the beneficial ownership of Common Stock as of May 10, 1999 of (a) each Director and nominee for Director, (b) each executive officer, and (c) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock. The Company believes that, except as otherwise stated, the beneficial holders listed below have sole voting and investment power regarding the shares reflected as being beneficially owned by them.


                                                AMOUNT AND NATURE OF
                                                BENEFICIAL OWNERSHIP           PERCENT OF CLASS (1)
                                                --------------------           --------------------
PRINCIPAL STOCKHOLDERS

Commissioner of Insurance                      1,803,235 (2)(3)                         11.6
     of the State of California
c/o William Palmer
Chief of Staff
Mission Insurance Companies' Trusts
3333 Wilshire Boulevard - 3rd Floor
Los Angeles, CA 90010

Martin J. Whitman                              2,321,941 (2)(4)(5)(6)                   14.7
c/o Danielson Holding Corporation
767 Third Avenue
New York, NY 10017-2023

James P. Heffernan                             1,372,980 (2)(5)(6)                       8.7
RR 1, Box 31D
Millbrook, NY 12545

Whitman Heffernan & Rhein Workout              1,054,996 (2)                             6.8
     Fund, L.P.
c/o WHR Management Company, L.P.
RR 1, Box 31D
Millbrook, NY 12545

Third Avenue Value Fund                          803,669 (2)                             5.2
767 Third Avenue
New York, NY 10017-2023




-----------------------------


OFFICERS AND DIRECTORS

Martin J. Whitman                             2,321,941 (2)(4)(5)(6)       14.7

David M. Barse                                   99,999 (7)                 *

Samuel Zell                                           0 (8)                 *

Joseph F. Porrino                                56,667 (9)                 *

Frank B. Ryan                                    48,667 (9)                 *

Eugene M. Isenberg                               69,924 (10)                *

Wallace O. Sellers                               50,000 (11)                *

Stanley J. Garstka                               37,674 (12)                *

William Pate                                          0                     *

William W. Palmer                                     0                     *

Michael Carney                                   82,499 (13)                *

Ian M. Kirschner                                 13,999 (14)                *

All Officers and Directors
   as a Group (12 persons)                    2,781,370 (15)               17.2


-------------------------------

* Percentage of shares beneficially owned does not exceed one percent of the outstanding Common Stock.

(1) Share percentage ownership is rounded to nearest tenth of one percent and reflects the effect of dilution as a result of outstanding options to the extent such options are, or within 60 days will become, exercisable. As of May 10, 1999 (the date as of which this table was prepared), there were exercisable options outstanding to purchase 1,390,045 shares of Common Stock. Shares underlying any option which was exercisable on May 10, 1999 or becomes exercisable within the next 60 days are deemed outstanding only for purposes of computing the share ownership and share ownership percentage of the holder of such option.

(2) In accordance with provisions of the Company's Certificate of Incorporation, all certificates representing shares of Common Stock beneficially owned by holders of five percent or more of the Common Stock are owned of record by the Company, as escrow agent, and are physically held by the Company in that capacity.

------------------

(3) Beneficially owned by the Commissioner of Insurance of the State of California in his capacity as trustee for the benefit of holders of certain deficiency claims against certain trusts which assumed liabilities of certain present and former insurance subsidiaries of the Company.

(4) Includes 803,669 shares beneficially owned by Third Avenue Value Fund ("TAVF"), an investment company registered under the Investment Company Act of 1940; 104,481 shares beneficially owned by Martin J. Whitman & Co., Inc. ("MJW&Co"), a private investment company; and 73,558 shares beneficially owned by Mr. Whitman's wife and three adult family members. Mr. Whitman controls the investment adviser of TAVF, and may be deemed to own beneficially a five percent equity interest in TAVF. Mr. Whitman is the principal stockholder in MJW&Co, and may be deemed to own beneficially the shares owned by MJW&Co. Mr. Whitman disclaims beneficial ownership of the shares of Common Stock owned by TAVF and Mr. Whitman's family members.

(5) Includes 1,054,996 shares of Common Stock beneficially owned by Whitman Heffernan & Rhein Workout Fund, L.P. ("WHR Fund"), an investment limited partnership. Each of Messrs. Whitman and Heffernan is a general partner of the partnership that is the general partner of WHR Fund. Each disclaims beneficial ownership of the shares owned by the WHR Fund.

(6) Includes shares underlying currently exercisable options to purchase an aggregate of 210,000 shares of Common Stock at an exercise price of $3.00 per share.

(7) Includes shares underlying options to purchase an aggregate of 41,666 shares of Common Stock at an exercise price of $5.6875 per share, 33,333 shares of Common Stock at an exercise price of $7.0625 per share, and 25,000 shares of Common Stock at an exercise price of $3.65625 per share, which are currently exercisable or become exercisable within the next
     60 days. Does not include shares underlying options to purchase an aggregate of 8,334 shares of Common Stock at an exercise price of $5.6875 per share, 16,667 shares of Common Stock at an exercise price of $7.0625 per share or 25,000 shares of Common Stock at an exercise price of $3.65625 per share which are not currently exercisable nor become exercisable within the next 60 days.

(8) Does not include 2,000,000 shares of Common Stock which SZ Investments, L.L.C. ("SZ"), a company controlled by Mr. Zell, has agreed to purchase and the Company has agreed to sell or 2,000,000 shares of Common Stock issuable upon exercise of a Warrant which the Company has agreed to issue to SZ. The purchase of the 2,000,000 shares and the issuance of the Warrant are subject to certain conditions, including the approval by the stockholders of the Company of the amendments to the Company's Certificate of Incorporation which are included as Proposals 2 and 3 in this Proxy Statement.

(9) Includes shares underlying currently exercisable options to purchase an aggregate of 46,667 shares of Common Stock at an exercise price of $3.63 per share.

(10) Includes 20,088 shares owned by Mentor Partnership, a partnership controlled by Mr. Isenberg, and 28 shares owned by Mr. Isenberg's wife. Also includes shares underlying currently exercisable options to purchase an aggregate of 46,666 shares of Common Stock at an exercise price of $3.63 per share.

(11) Includes shares underlying currently exercisable options to purchase an aggregate of 40,000 shares of Common Stock at an exercise price of $7.00 per share.

(12) Includes shares underlying currently exercisable options to purchase an aggregate of 26,666 shares of Common Stock at an exercise price of $5.50 per share. Does not include shares underlying options to purchase an aggregate of 13,334 shares of Common Stock at an exercise price of $5.50 per share which are not currently exercisable nor become exercisable within the next 60 days.

(13) Includes shares underlying options to purchase an aggregate of 41,666 shares of Common Stock at an exercise price of $5.6875 per share, 23,333 shares of Common Stock at an exercise price of $7.0625 per share, and 17,500 shares of Common Stock at an exercise price of $3.65625 per share, which are currently exercisable or become exercisable within the next
     60 days. Does not include shares underlying options to purchase an aggregate of 8,334 shares of Common Stock at an exercise price of $5.6875 per share, 11,667 shares of Common Stock at an exercise price of $7.0625 per share or 17,500 shares of Common Stock at an exercise price of $3.65625 per share which are not currently exercisable nor become exercisable within the next 60 days.

(14) Includes shares underlying currently exercisable options to purchase an aggregate of 4,166 shares of Common Stock at an exercise price of $5.6875 per share, 3,333 shares of Common Stock at an exercise price of $7.0625 per share and 5,000 shares of Common Stock at an exercise price of $3.65625 per share, which are currently exercisable or become exercisable within the next 60 days. Does not include shares underlying options to purchase an aggregate of 834 shares of Common Stock at an exercise price of $5.6875 per share, 1,667 shares of Common Stock at an exercise price of $7.0625 per share or 5,000 shares of Common Stock at an exercise price of $3.65625 per share which are not currently exercisable nor become exercisable within the next 60 days.

(15) In calculating the percentage of shares owned by officers and Directors as a group, the shares of Common Stock underlying all options which are beneficially owned by officers and Directors and which are currently exercisable or become exercisable within the next 60 days are deemed outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

               Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater than ten-percent stockholders are required by Federal securities regulations to furnish the Company with copies of all Section 16(a) forms they file.

               To the Company's knowledge, based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, except for one Form 3 with respect to Mr. Palmer (not involving any transaction), all Section 16(a) filing requirements applicable to the Company's officers, Directors and greater than ten percent beneficial owners were complied with for the fiscal year ended December 31, 1998.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

               A board of ten Directors will be elected at the Annual Meeting by the holders of Common Stock, to hold office until their successors have been elected and qualified. It is intended that, unless authorization to do so is withheld, the proxies will be voted "FOR" the election of the Director nominees named below. With the exception of Samuel Zell and William Pate, each of the nominees currently is a Director of the Company. Each nominee has consented to be named in this Proxy Statement and to serve as a Director if elected. However, if any nominee shall become unable to stand for election as a Director at the Annual Meeting, an event not now anticipated by the Board, the proxy will be voted for a substitute designated by the Board or, if no substitute is selected by the Board prior to or at the Annual Meeting, for a motion to reduce the membership of the Board to the number of nominees available. In the event that additional persons are nominated for election as Directors and a stockholder elects to vote shares cumulatively, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, with any required selection among such nominees to be determined by the proxy holders.

               The nominees are listed on the following pages with brief statements of their principal occupation and other information. A listing of the nominees' beneficial ownership of Common Stock appears on the preceding pages under "PRINCIPAL STOCKHOLDERS." All of the nominees for Director, other than Samuel Zell and William Pate, who are not currently Directors, and William Palmer, who was appointed by the other Directors on September 15, 1998 following the Annual Meeting of Stockholders, were elected to their present terms as Directors by the stockholders at the Annual Meeting of Stockholders of the Company held on September 15, 1998. The term of office of each Director continues until the election of Directors to be held at the next Annual Meeting of Stockholders or until his successor has been elected. There is no family relationship between any nominee for election as a Director and any other nominee for election as a Director or executive officer of the Company. The information set forth below concerning the Directors has been furnished by such Directors to the Company.

               In connection with the proposed acquisition by SZ, an affiliate of Mr. Zell, of 2,000,000 shares of Common Stock (see "AMENDMENT OF CERTIFICATE OF INCORPORATION TO APPROVE INCREASE IN COMMON SHARES AUTHORIZED - Description of Agreement with SZ Investments, L.L.C."), the Company has agreed to nominate Mr. Zell and Mr. Pate to its Board of Directors, with Mr. Zell to become the non-executive Chairman of the Company. Martin J. Whitman will continue as the Company's Chief Executive Officer and Chief Investment Officer. In addition, as long as SZ continues to directly or indirectly own at least 1,000,000 shares of Common Stock, (i) SZ will have the right to continue to nominate two members (which may include Mr. Zell and/or Mr. Pate) of the Company's Board of Directors and (ii) Mr. Whitman has agreed to vote and use his best efforts to cause to be voted the shares of Common Stock owned or controlled by him in favor of SZ's designees. In addition, SZ has agreed that, so long as Mr. Whitman directly or indirectly owns 500,000 shares of Common Stock and Mr. Whitman continues to be affiliated with TAVF and WHR Fund in the same or substantially similar manner as his current affiliation (so long as such entities continue to exist), SZ will vote the shares owned by it for the election of Mr. Whitman and one other designee of Mr. Whitman. To make room for Messrs. Zell and Pate on the Board of Directors, Anthony Petrello and Timothy Collins have agreed to resign as Directors of the Company, effective on the date of the Annual Meeting. The Company thanks Messrs. Petrello and Collins for their service to the Company.

               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW:


                                                                                     DIRECTOR
DIRECTOR                      AGE     PRINCIPAL OCCUPATION                             SINCE
--------                      ---     --------------------                             -----
Martin J. Whitman              74     Chairman of the Board and Chief Executive        1990
                                      Officer of the Company

David M. Barse                 36     President and Chief Operating Officer of the     1996
                                      Company

Samuel Zell                    57     Chairman of the Board of Equity Group             *
                                      Investments, L.L.C.

Eugene M. Isenberg             69     Chairman of the Board and Chief Executive        1990
                                      Officer of Nabors Industries, Inc.

Joseph F. Porrino              54     Counselor to the President of the New School     1990
                                      for Social Research

Frank B. Ryan                  62     Professor of Mathematics at Rice University      1990

Wallace O. Sellers             69     Vice Chairman and Director of Enhance            1995
                                      Financial Services Group, Inc.

Stanley J. Garstka             55     Deputy Dean and Professor in the Practice of     1996
                                      Management at Yale University School of
                                      Management

William W. Palmer              37     Chief of Staff and General Counsel to the        1998
                                      Commissioner for the California Department
                                      of Insurance

William Pate                   35     Director of Mergers and Acquisitions of           *
                                      Equity Group Investments, L.L.C.

*  Nominee for Director, not currently serving.

              Mr. Whitman is the Chairman of the Board, Chief Executive Officer and a Director of the Company. Since 1974, Mr. Whitman has been the President and controlling stockholder of M.J. Whitman & Co., Inc. (now known as Martin J. Whitman & Co., Inc.) ("MJW&Co") which, until August 1991, was a registered broker-dealer. From August 1994 to December 1994, Mr. Whitman served as the Managing Director of M.J. Whitman, L.P. ("MJWLP"), then a registered broker-dealer which succeeded to the broker-dealer business of MJW&Co. Since January 1995, Mr. Whitman has served as the Chairman and Chief Executive Officer (and, until June 1995, as President) of M. J. Whitman, Inc. ("MJW"), which succeeded at that time to MJWLP's broker-dealer business. Also since January 1995, Mr. Whitman has served as the Chairman and Chief Executive Officer of M.J. Whitman Holding Corp. ("MJWHC"), the parent of MJW and other affiliates. Since March 1990, Mr. Whitman has been the Chairman of the Board, Chief Executive Officer and a Trustee (and, from January 1991 to May 1998, the President) of Third Avenue Trust and its predecessor, Third Avenue Value Fund,

Inc. (together with its predecessor, "Third Avenue Trust"), an open-end management investment company registered under the Investment Company Act of 1940 and containing four investment series of which he is a trustee, and EQSF Advisers, Inc. ("EQSF"), Third Avenue Trust's investment adviser (of which he was President until February 1998). Until April 1994, Mr. Whitman also served as the Chairman of the Board, Chief Executive Officer and a Director of Equity Strategies Fund, Inc., previously a registered investment company. Mr. Whitman is a Managing Director of Whitman Heffernan Rhein & Co., Inc. ("WHR"), an investment and financial advisory firm which he helped to found during the first quarter of 1987 and which ceased operations in December, 1996. Since March 1991, Mr. Whitman has served as a Director of Nabors Industries, Inc. ("Nabors"), a publicly-traded oil and gas drilling company listed on the American Stock Exchange ("AMEX"). Since August, 1997, Mr. Whitman has served as a director of Tejon Ranch Co., an agricultural and land management company listed on the New York Stock Exchange ("NYSE"). From March 1993 through February 1996, Mr. Whitman served as a director of Herman's Sporting Goods, Inc., a retail sporting goods chain, which filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code on April 26, 1996. Mr. Whitman also serves as a Director of the Company's subsidiaries, including National American Insurance Company of California ("NAICC") and KCP Holding Company ("KCP"). Mr. Whitman co-authored the book THE AGGRESSIVE CONSERVATIVE INVESTOR. Mr. Whitman's second book, VALUE
INVESTING: A BALANCED APPROACH, is currently in bookstores. Mr. Whitman is a Distinguished Faculty Fellow in Finance at the Yale University School of Management ("Yale School of Management"). Mr. Whitman graduated from Syracuse University magna cum laude in 1949 with a Bachelor of Science degree and received his Masters degree in Economics from the New School for Social Research in 1956. Mr. Whitman is a Chartered Financial Analyst.

              Mr. Barse has been the President, Chief Operating Officer and a Director of the Company since July 1996 and a director of NAICC since August 1996. Since June 1995, Mr. Barse has been the President of each of MJW and MJWHC. From April 1995 until May 1998 and February 1998, respectively, he was an Executive Vice President and Chief Operating Officer of Third Avenue Trust and EQSF, at which times he assumed the position of President. Mr. Barse joined the predecessors of MJW and MJWHC in December 1991 as General Counsel. Mr. Barse was previously an attorney with the law firm of Robinson Silverman Pearce Aronsohn & Berman LLP. Mr. Barse received a Bachelor of Arts in Political Science from George Washington University in 1984 and a Juris Doctor from Brooklyn Law School in 1987.

               Mr. Zell is Chairman of the Board of Directors of Equity Group Investments, L.L.C. ("EGI"), an investment company since 1999 and had been Chairman of the Board of Equity Group Investments, Inc. for more than five years. Mr. Zell is also Chairman of the Board of American Classic Voyages Co., a provider of overnight cruises in the United States; Anixter International Inc., a distributor of electrical and cable products; Capital Trust, Inc., a specialized finance company; Chart House Enterprises, Inc., an owner and operator of restaurants, and Manufactured Home Communities, an equity real estate investment trust ("REIT") primarily focused on manufactured home communities. Mr. Zell is Chairman of the Board of Trustees of Equity Office Properties Trust, an equity REIT primarily focused on office buildings and Equity Residential Properties Trust, an equity REIT primarily focused on multifamily residential properties. He is a director of Davel Communications, Inc., an operator of pay telephones in the United States; Fred Meyer, Inc., an owner and operator of grocery stores and discount stores; and Ramco Energy plc, an independent oil company in the United Kingdom.

              Mr. Isenberg, since 1987, has been Chairman and Chief Executive Officer of Nabors. Beginning in 1996, Mr. Isenberg commenced his term as a Governor of the AMEX. In 1998, Mr. Isenberg became a Director of the National Association of Securities Dealers, Inc. and NASDAQ. From 1969 to 1982, Mr. Isenberg was Chairman of the Board and principal stockholder of Genimar Inc., a steel trading and building products manufacturing company. From 1955 to 1968, Mr. Isenberg was employed in various management capacities with the Exxon Corp. Mr. Isenberg graduated from the University of Massachusetts in 1950 with a Bachelor of Arts degree in Economics and from Princeton University in 1952 with a Masters degree in Economics.

               Mr. Porrino has been the Counselor to the President of the New School for Social Research (the "New School") since February, 1998 and was the Executive Vice President of the New School from September 1991 to February, 1998. Prior to that time, Mr. Porrino was a partner in the New York law firm of Putney, Twombly, Hall & Hirson, concentrating his practice in the area of labor law. Mr. Porrino received a Bachelor of Arts degree from Bowdoin College in 1966, and was awarded a Juris Doctor degree from Fordham University School of Law in 1970.

               Dr. Ryan, since August 1990, has been a Professor of Mathematics at Rice University (currently on leave). Since November, 1996, Dr. Ryan has served as a Director of Siena Holdings, Inc., a real estate and health management company, the capital stock of which is traded over-the-counter. Since March 1996, Dr. Ryan has served as a Director of Texas Micro Inc., a computer systems company, the capital stock of which is traded on NASDAQ. Until 1998, Dr. Ryan served as a Director of America West Airlines, Inc., a publicly-traded company listed on the NYSE, and now continues as an advisory director. From August 1990 to February 1995, Dr. Ryan also served as Vice President-External Affairs at Rice University. For two years ending August 1990, Dr. Ryan was the President and Chief Executive Officer of Contex Electronics Inc., a subsidiary of Buffton Corporation, the capital stock of which is publicly traded on the AMEX. Prior to that, and beginning in 1977, Dr. Ryan was a Lecturer in Mathematics at Yale University, where he was also the Associate Vice President in charge of institutional planning. Dr. Ryan obtained a Bachelor of Arts degree in Physics in 1958 from Rice University, a Masters degree in Mathematics from Rice in 1961, and a Doctorate in Mathematics from Rice in 1965.

               Mr. Sellers is Vice-Chairman and a Director of Enhance Financial Group, Inc. ("Enhance Group"), a financial services corporation the capital stock of which is publicly traded on the NYSE. Until December 31, 1994, Mr. Sellers was the President and Chief Executive Officer of Enhance Group, from its inception in 1986, as well as its principal subsidiaries, Enhance Reinsurance Company and Asset Guaranty Insurance Company, from their inceptions in 1986 and 1988, respectively. From 1987 to 1994, Mr. Sellers served as a Director, and from 1992 to 1993 as the Chairman, of the Association of Financial Guaranty Insurors in New York. Mr. Sellers received a Bachelor of Arts degree from the University of New Mexico in 1951 and a Masters degree in Economics from New York University in 1956. Mr. Sellers attended the Advanced Management Program at Harvard University in 1975 and is a Chartered Financial Analyst.

               Mr. Garstka has been Deputy Dean at the Yale School of Management since November, 1995 and has been a Professor in the Practice of Management at the Yale School of Management since 1988. Mr. Garstka was the Acting Dean of the Yale School of Management from August 1994 to October 1995, and an Associate Dean of the Yale School of Management from 1984 to 1994. Mr. Garstka has served on the Board of Trustees of MBA Enterprises Corps, a non-profit organization, since 1991 and on the Board of Trustees of The Foote School in New Haven, Connecticut since 1995. From 1988 to 1990, Mr. Garstka served as a director of Vyquest, Inc., a publicly-traded company listed on the AMEX. Mr. Garstka was a Professor in the Practice of Accounting from 1983 to 1988, and an Associate Professor of Organization and Management from 1978 to 1983, at the Yale School of Management. Mr. Garstka has also authored numerous articles on accounting and mathematics. Mr. Garstka received a Bachelor of Arts degree in Mathematics from Wesleyan University in Middletown, Connecticut in 1966, a Masters degree in Industrial Administration in 1968 from Carnegie Mellon University and a Doctorate in Operations Research in 1970 from Carnegie Mellon University.

               Mr. Palmer has been the Chief of Staff and General Counsel to the Commissioner for the California Department of Insurance (the "Commissioner") since March 1998. Mr. Palmer is also the Chief Executive Officer of the California Conservation and Liquidation Office, where he oversees the management of 69 insurance companies with combined assets exceeding $1.6 billion that have been conserved or liquidated by the Commissioner. From January 1, 1995 to March 1998, Mr. Palmer was Chief Counsel to the Department of Insurance. Prior to January 1, 1995, Mr. Palmer was in private practice as an attorney with Farmer & Murphy. Mr. Palmer received a Bachelor of Arts degree in History and Political Science from the University of California, Los Angeles in 1985 and a Juris Doctor from the University of the Pacific, McGeorge School of Law in 1989.

              Mr. Pate has served as a director of Mergers and Acquisitions for EGI or its predecessor since February 1994. Mr. Pate serves on the Board of Directors of CNA Surety Corporation. Prior to February 1994, Mr. Pate was an associate at Credit Suisse First Boston.

COMMITTEES

               The Board of Directors has an Audit Committee, a Compensation Committee, an Executive Committee, and a Review Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee.

               The Audit Committee consists of Messrs. Porrino, Ryan and Garstka. The Audit Committee held two meetings in 1998. The Audit Committee is primarily responsible for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls. The Audit Committee also recommends engagement of the Company's independent public accountants.

              The Compensation Committee consists of Messrs. Porrino, Ryan and Sellers. The Compensation Committee held one meeting in 1998. The Compensation Committee reviews, and makes recommendations to the Board of Directors concerning, the Company's executive compensation policy.

              The Executive Committee consisted of Mr. Whitman and James P. Heffernan and C. Kirk Rhein, Jr. until the death of Mr. Rhein and the resignation of Mr. Heffernan as a director of the Company and held no meetings in 1998. The Executive Committee currently has vacancies and will not meet until such vacancies have been filled. The Executive Committee has the authority to conduct the business affairs of the Company, subject to the Company's Bylaws and applicable law.

              The Review Committee, which consists of Messrs. Porrino and Ryan, reviews and determines potential conflicts of interest relative to investment opportunities. The Review Committee held no meetings in 1998.

               In connection with the acquisition of Common Stock by SZ, the Company has agreed, subject to the approval of the Board of Directors, to form an Acquisition Committee, to consist of Mr. Whitman (who will be chairman), Mr. Barse, Mr. Zell and Mr. Pate, if elected. The Acquisition Committee would be charged with seeking out and reviewing opportunities to enhance shareholder value for the Company.

COMPENSATION OF DIRECTORS

               During 1998, each Director who was not an officer or employee of the Company or its subsidiaries received compensation of $2,500 for each Board meeting attended, whether in person or by telephone. For attendance at Board meetings during 1998, each of Mr. Porrino, Dr. Ryan, and Mr. Garstka received $10,000 and each of Mr. Sellers and Mr. Isenberg received $7,500, plus, in each case, reimbursement of reasonable expenses. Directors who are officers or employees of the Company or its subsidiaries receive no fees for service on the Board. No attendance fee is paid to any Directors with respect to any committee meetings.

ATTENDANCE AT BOARD OF DIRECTORS MEETINGS

        The Board held four meetings during 1998. No Director attended less than 75 percent of the aggregate number of meetings of the Board of Directors held during 1998 and all committees of the Board on which he served.

                               EXECUTIVE OFFICERS

        The executive officers of the Company are as follows:


NAME                                        AGE          PRINCIPAL POSITION WITH THE COMPANY
----                                        ---          -----------------------------------
Martin J. Whitman                           74           Chairman of the Board, Chief
                                                         Executive Officer and a Director

David M. Barse                              36           President, Chief Operating Officer
                                                         and a Director

Michael T. Carney                           45           Chief Financial Officer and Treasurer

Ian M. Kirschner                            43           General Counsel and Secretary



               For additional information about Messrs. Whitman and Barse, see "ELECTION OF DIRECTORS" above.

               Mr. Carney was the Chief Financial Officer ("CFO") of the Company from August 1990 until March 1996 and has been the CFO of the Company and a director of NAICC since August 1996. Since 1990, Mr. Carney has served as Treasurer and CFO of TAVF and EQSF and, since 1989, as CFO of WHR, as well as MJW&Co., and MJW and MJWHC and their predecessors. From 1990 through April 1994, Mr. Carney also served as CFO of Carl Marks Strategic Investments, L.P.; and from 1989 through April 1994, Mr. Carney served as Treasurer and CFO of Equity Strategies Fund. From 1988 to 1989, Mr. Carney was the Director of Accounting of Smith New Court, Carl Marks, Inc., and, from 1986 to 1988, Mr. Carney served as the Controller of Carl Marks & Co., Inc. Mr. Carney graduated from St. John's University in 1981 with a Bachelor of Science degree in Accounting.

               Mr. Kirschner has been the General Counsel and Secretary of the Company since August 1996. Mr. Kirschner has also served as General Counsel and Secretary of MJWHC and MJW since January 1996 and of TAVF and EQSF since January 1997. From February 1993 to June 1995, Mr. Kirschner was a Vice President, the General Counsel and Secretary of 2 I Inc., a then NASDAQ Small-Cap listed holding company. Mr. Kirschner has been practicing law since 1979, and was Of Counsel to Morgan, Lewis & Bockius, from October, 1990 to October, 1992. Mr. Kirschner obtained a Bachelor of Arts degree from the State University of New York at Binghamton in 1976 and a Juris Doctor from Boston University School of Law in 1979.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

               The following Summary Compensation Table presents certain information relating to compensation paid by the Company for services rendered in 1998 by the Chief Executive Officer. No other executive officers of the Company had cash compensation for such year in excess of $100,000. Only those columns which call for information applicable to the Company or the individual named for the periods indicated have been included in such table.



---------------------------------------------------------------------------------------------------------
                                                                              LONG TERM
                                                    ANNUAL COMPENSATION      COMPENSATION
                                                   -------------------------------------------
                                                                                AWARDS
                                                                            ---------------
                                                                              SECURITIES
                                                                              UNDERLYING     ALL OTHER
                                         YEAR      SALARY (a)     BONUS        OPTIONS     COMPENSATION
      NAME AND PRINCIPAL POSITION                    ($)           ($)           (#)            ($)
---------------------------------------------------------------------------------------------------------

Martin J. Whitman                        1998     $ 200,000        -0-           -0-            -0-
                                        -----------------------------------------------------------------
Chairman of the Board & Chief            1997     $ 200,000        -0-           -0-            -0-
Executive Officer
                                        -----------------------------------------------------------------
                                         1996     $ 200,000        -0-           -0-            -0-
---------------------------------------------------------------------------------------------------------


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

               The following table presents certain information relating to the value of unexercised stock options as of the end of 1998, on an aggregated basis, owned by the named executive officer of the Company as of the last day of the fiscal year. Such officer did not exercise any of such options during 1998. Only those tabular columns which call for information applicable to the Company or the named individual have been included in such table.



------------------------------------------------------------------------------------------------------
                                                NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                                             OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END
                                                         (#)                         ($)
                                             ---------------------------------------------------------
                    NAME                      EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
------------------------------------------------------------------------------------------------------
Martin J. Whitman                               210,000         -0-         $118,125         -0-
------------------------------------------------------------------------------------------------------

---------------------
(a) Amounts shown indicate cash compensation earned and received by executive officers in the year shown. Executive officers also participated in the Company's group health insurance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

               During 1998, none of the persons who served as members of the Compensation Committee of the Company's Board of Directors also was, during that year or previously, an officer or employee of the Company or any of its subsidiaries or had any other relationship requiring disclosure herein.

BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

               The Compensation Committee of the Board of Directors (the "Committee"), during 1998, was comprised of three independent (i.e., non-employee) directors. The Committee provided the following report on executive compensation during 1998 as required by applicable securities regulations:

               "The Committee's overriding goal continues to be to structure compensation in a way that will attract and retain highly qualified executives who will conduct the business of the Company in a manner that will maximize stockholder value.

               The annual base salary of each of the Company's executive officers remained the same as for 1996 and 1997, $200,000 for Mr. Whitman, $75,000 each for Messrs. Barse and Carney and $50,000 for Mr. Kirschner. The Company continues to try to balance its desire not to take significant additional cash out of the Company in the form of executive compensation while the Company continues to search for appropriate opportunities to meet its goal of maximizing stockholder values with the reality of the extensive efforts which each of these executives undertakes in identifying and negotiating potential opportunities on behalf of the Company. The Company is able to retain these executives at this level of compensation in part because they are also employed by affiliates of the Company, and the Committee continues to believe that it was appropriate to maintain these compensation levels for its executive officers.

               In addition to the cash compensation of its executives, the Company granted stock options during the year under its 1995 Stock and Incentive Plan (the "1995 Plan"). On December 2, 1998, the Committee granted options to purchase an aggregate of 167,500 shares of the Company's Common Stock at an exercise price of $3.65625 per share (the mean of the high and low prices of the Common Stock on the American Stock Exchange on the date of grant). The options were granted to employees of the Company (including Messrs. Barse, Carney and Kirschner), as well as to certain key employees of NAICC. Of these options, 50,000 were granted to Mr. Barse, 35,000 were granted to Mr. Carney and 10,000 were granted to Mr. Kirschner. The Committee believed that these option grants were reasonable, particularly in light of the extensive efforts undertaken by these executives compared to their limited cash compensation levels.

               In making determinations regarding compensation, the Committee does not rely upon quantitative measures or other measurable objective indicia, such as earnings or specifically weighted factors or compensation formulae. In light of the fact that the Company, at the parent-company level, is a holding company with a small staff responsible for numerous and diverse areas of the Company's business and management, and given the high level of awareness each executive has of the others' activities and contributions, the Committee evaluates executive performance and reaches compensation decisions based, in part, upon the recommendations of the Company's executives.

               Finally, the Committee notes that Section 162(m) of the Internal Revenue Code, in most circumstances, limits to $1 million the deductibility of compensation, including stock-based compensation, paid to top executives by public companies. None of the 1998 compensation paid to the executive officers named in the Summary Compensation Table exceeded the threshold for deductibility under Section 162(m)."

                                                   THE COMPENSATION COMMITTEE:

                                                   Joseph F. Porrino
                                                   Frank B. Ryan
                                                   Wallace O. Sellers

AGREEMENTS WITH EXECUTIVE OFFICERS

               Effective April 14, 1998, the Company entered into written two-year employment agreements with David Barse, President, and Michael Carney, Chief Financial Officer. The agreements provide for the payment of base salary to each of Mr. Barse and Mr. Carney of not less than $75,000 per annum. If either executive officer's employment is terminated by the Company without cause (as defined), the Company is required to pay to him an amount equal to the balance of his base salary for the remainder of the term of the agreement plus, if he received a bonus with respect to the prior fiscal year, an amount equal to that bonus (or pro-rated portion thereof).

PERFORMANCE GRAPH

               The following graph sets forth a comparison of the quarterly percentage change in the Company's cumulative total stockholder return on Common Stock with the Standard & Poor's 500 Stock Index* and the NASDAQ Financial Sub Index.** The foregoing cumulative total returns are computed assuming (i) an initial investment of $100, and (ii) the reinvestment of dividends at the frequency with which dividends were paid during the applicable years. The Company has never paid any dividend on shares of Common Stock. The graph below reflects comparative information for the five fiscal years of the Company beginning with the close of trading on December 31, 1993 and ending December 31, 1998. The stockholder return reflected below is not necessarily indicative of future performance.

                             [PERFORMANCE GRAPH]



* The Standard & Poor's 500 Stock Index is a capitalization-weighted index of 500 stocks designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

** The NASDAQ Financial Sub Index ("NFSI") is maintained by NASDAQ. As described by NASDAQ, the NFSI consists of 100 large financial organizations listed on the NASDAQ National Market.


     DATE                  DHC            SPX            NDF
     ----                  ---            ---            ---
     12/31/1993         100.00         100.00         100.00
      3/31/1994          80.30          95.57          97.26
      6/30/1994          80.30          95.24         102.69
      9/30/1994         109.09          99.20         103.31
     12/31/1994          92.42          98.46          95.53
      3/31/1995          80.30         107.34         105.75
      6/30/1995          95.45         116.79         114.06
      9/30/1995          90.91         125.29         128.63
     12/31/1995          83.33         132.05         138.66
      3/31/1996          92.42         138.39         142.99
      6/30/1996          81.06         143.77         144.83
      9/30/1996          66.67         147.35         158.31
     12/31/1996          60.61         158.80         177.33
      3/31/1997          83.33         162.32         184.32
      6/30/1997          95.45         189.76         214.98
      9/30/1997         109.09         203.08         250.81
     12/31/1997          87.88         208.05         277.87
      3/31/1998          90.91         236.20         290.65
      6/30/1998          89.39         243.08         280.28
      9/30/1998          53.03         218.03         231.25
     12/31/1998          43.18         263.53         270.17


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

        The Company shares certain personnel and facilities with several affiliated and unaffiliated companies (including M.J. Whitman, Inc. and EQSF Advisers, Inc., of which Mr. Whitman is the Chairman and Chief Executive Officer, Mr. Barse is the President and Chief Operating Officer, Mr. Carney is the Chief Financial Officer and Mr. Kirschner is the General Counsel and Secretary), and certain expenses are allocated among the various entities. Personnel costs are allocated based upon actual time spent on the Company's business or upon fixed percentages of compensation. Costs relating to office space and equipment are allocated based upon fixed percentages. Inter-company balances are reconciled and reimbursed on a monthly basis.

        In connection with the proposed purchase of Common Stock by SZ, the Company has also entered into a non-exclusive investment advisory agreement with EGI, a company controlled by Mr. Zell, pursuant to which EGI has agreed to provide, at the request of the Company, certain investment banking services to the Company in connection with potential transactions. In the event that any transaction is consummated for which the Acquisition Committee of the Company's Board of Directors determines that EGI provided material services, the Company will pay to EGI a fee in the amount of 1% of the consideration paid by the Company in connection with such transaction. Mr. Zell and Mr. Pate will be members of the Acquisition Committee in the event that the Company consummates the transaction with SZ. The Company has also agreed to reimburse, upon request, EGI's out-of-pocket expenses related to the investment advisory agreement.

                                   PROPOSAL 2

              AMENDMENT OF CERTIFICATE OF INCORPORATION TO APPROVE
                      INCREASE IN COMMON SHARES AUTHORIZED

GENERAL

               The Company's Certificate of Incorporation currently authorizes the issuance of 30,000,000 shares of stock, consisting of 10,000,000 shares of Preferred Stock, par value $.10 per share ("Preferred Stock"), and 20,000,000 shares of Common Stock. As of May 10, 1999, no shares of Preferred Stock were issued and outstanding. As of that date, 15,586,994 shares of Common Stock were issued (of which 15,576,276 shares were outstanding and 10,718 shares were held in the Company's treasury) and 1,587,717 were reserved for issuance upon exercise of outstanding stock options, leaving a balance of 2,825,289 authorized, unissued and unreserved shares of Common Stock.

               As described in more detail below, effective April 14, 1999, the Company entered into a Stock Purchase and Sale Agreement with Samstock, L.L.C. ("Samstock"), which agreement was assigned with the Company's consent by Samstock to its sole member, SZ, pursuant to an amendment and assignment agreement (such Purchase and Sale Agreement, as amended and assigned, the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Company agreed to sell to SZ 2,000,000 shares of Common Stock and a four year warrant (subject to extension in certain circumstances) to purchase an additional 2,000,000 shares of Common Stock. Since the Company does not currently have sufficient shares of Common Stock available to issue upon the full exercise of the warrant, the Certificate of Incorporation must be amended in order for the transactions contemplated by the Purchase Agreement to be consummated.

               Therefore, the Board of Directors has unanimously approved, and recommends that the Company's stockholders also approve, the proposed amendment to the Certificate of Incorporation, which will amend Section 4.1 of the Certificate of Incorporation to read as follows:

                      "4.1. The Corporation is authorized to issue two classes
               of shares designated "Preferred Stock" and "Common Stock", respectively. The total number of shares of capital stock the Corporation is authorized to issue is 65,000,000. The number of shares of Preferred Stock authorized to be issued is 10,000,000 and the number of shares of Common Stock authorized to be issued is 55,000,000. The par value of each share in each class is $.10."

               Except for the shares to be issued or reserved for issuance to SZ, the Company does not have any present intention, commitment or agreement to issue additional shares of Common Stock authorized by the proposed amendment. However, the increase in the number of authorized shares of Common Stock to 55,000,000 will provide the Company with greater flexibility in connection with possible future financing or other corporate transactions. It also avoids the expense and delay of further seeking stockholder approval to amend the Certificate of Incorporation in the event additional shares of Common Stock are sought to be issued in the future.

               Since the holders of Common Stock are not entitled to preemptive rights or, assuming Proposal 3 is approved, cumulative voting, the issuance of additional shares of Common Stock would dilute, under certain circumstances, the ownership and voting rights of stockholders. The proposed increase in the number of shares of Common Stock is not intended to inhibit a change of control of the Company. The Company's Certificate of Incorporation currently contains provisions limiting transfers by holders of 5% or more of the Common Stock and prohibiting parties from acquiring 5% of the Common Stock without the Company's consent, which are intended to prevent an unreasonable risk of an "ownership change" of the Company within the meaning of Section 382(g) of the Internal Revenue Code of 1986, as amended, so as to preserve the Company's net operating loss carryforward.

DESCRIPTION OF AGREEMENT WITH SZ INVESTMENTS, L.L.C.

               During the course of the many discussions the Company has had with third parties in seeking to enhance stockholder value, it became apparent that important limiting factors in the Company's ability to capitalize on opportunities were (1) the relatively small amount of cash at the parent company, (2) constraints on issuing large amounts of Common Stock as all or part of the consideration for an acquisition, and (3) a probable inability to issue material amounts of debt. These and other factors were reviewed by the Board of Directors and it was determined that the proposed transaction with Samstock, whose rights and obligations were subsequently transferred to SZ, would help alleviate many of these concerns by providing the Company with additional cash while retaining the flexibility to issue additional shares in the future and by gaining access to EGI's experience and contacts in the capital markets. The Board of Directors therefore unanimously approved the Purchase Agreement and the related agreements entered into in connection with the Purchase Agreement.

               Pursuant to the Purchase Agreement, the Company agreed to sell to SZ (i) 2,000,000 shares of Common Stock at $4.50 per share, and (ii) a common stock purchase warrant (the "Warrant") to purchase up to an additional 2,000,000 shares of Common Stock, at $4.75 per share. (The closing price of the Common Stock on the AMEX on April 14, 1998 was $3.125.) The exercise price of the Warrant is subject to adjustment in the event that, among other things, payments and reserves for losses and loss adjustment expenses relating to the Company's insurance subsidiaries' run-off environmental liabilities exceed the reserves for such losses and loss adjustment expenses at December 31, 1998 by more than $5,000,000 and the Company has not obtained reinsurance for excess losses exceeding $10,000,000; provided that in no event can the exercise price of the

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


Warrant be reduced to the lesser of $3.00 per share or the market price of the Common Stock at the time of the adjustment. The Warrant will be exercisable for four years, subject to a one year extension in the event that the exercise price would be subject to adjustment in accordance with the previous sentence on the expiration date. The Company has agreed to provide to SZ certain demand and piggyback registration rights with respect to the 2,000,000 primary shares and the shares issuable upon exercise of the Warrant.

               The consummation of the transaction is subject to, among other things, approvals by insurance regulators of the transaction and the approval by the Company's stockholders of the amendments to the Certificate of Incorporation contemplated by Proposal 2 and Proposal 3. Mr. Whitman has agreed to vote and to use his best efforts to cause to be voted all of the shares owned or controlled by him in favor of the amendments to the Certificate of Incorporation.

               The Company has agreed to pay SZ's expenses, up to a maximum of $250,000, in the event that it is unable to obtain the requisite stockholder approvals. In addition, the Company has agreed that, in the event it materially breaches the Purchase Agreement, it will pay SZ a termination fee of $1 million and reimburse SZ for its expenses in connection with the transaction, up to a maximum of $250,000, and SZ has agreed that, in the event that it materially and intentionally breaches the Purchase Agreement, it will pay the Company a termination fee of $1 million and reimburse the Company for its expenses in connection with the transaction.

               Until the consummation of the transaction with SZ or the termination of the Purchase Agreement, the Company has agreed not to solicit or discuss any competing transactions.

               As described elsewhere in this Proxy, in connection with the Purchase Agreement, the Company has also entered into (i) an agreement with SZ pursuant to which the Company agreed to nominate two nominees of SZ to the Company's Board of Directors (who for purposes of this election are Messrs. Zell and Pate) and (ii) an agreement with EGI pursuant to which EGI has agreed to provide certain non-exclusive investment banking services to the Company.

               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE.

                                   PROPOSAL 3

                  AMENDMENT OF CERTIFICATE OF INCORPORATION TO
                    APPROVE ELIMINATION OF CUMULATIVE VOTING

               As described under "Voting Rights and Solicitation of Proxies", the Company's Certificate of Incorporation currently allows stockholders to cumulate their votes for the election of directors. With cumulative voting, each stockholder is entitled to as many votes as is equal to the number of Directors to be elected, multiplied by the number of shares held by the stockholder, and all such votes may be cast for a single director or distributed among the number of directors to be elected as the stockholder sees fit. No stockholder is entitled to cumulate votes for any candidate unless such candidate's name has been placed in nomination prior to commencement of the voting and the stockholder has given the Company at least 30 days prior notice of his intention to cumulate votes. If any stockholder gives such notice, all stockholders would then be entitled to cumulate their votes in that election.

               The Company's provision for cumulative voting is a vestige of its charter from when it was

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



incorporated in California and cumulative voting was required. Under Delaware law, cumulative voting is optional. The Board of Directors believes that cumulative voting is not an appropriate method of corporate governance for the Company because of the potential for concentrating too much power in the hands of too few stockholders, and has unanimously approved, and recommends that the stockholders approve, an amendment to the Certificate of Incorporation to eliminate Article SEVENTH which provides for cumulative voting.

               Under cumulative voting, stockholders representing a relatively small number of voting shares have the power to nominate and elect one or more Directors. For example, if ten directors are to be elected at an annual meeting, stockholders holding approximately 10% of the Common Stock could nominate and elect one Director by casting all of their shares, multiplied by the number of Directors to be elected, for a single candidate. This would be the result even if the stockholders holding the remaining 90% of the Common Stock were opposed to the election of that candidate and cast their votes to elect ten other Directors.

               The Board of Directors believes that Directors elected by a minority group of stockholders through cumulative voting are likely to be partisans of the particular group who elected them. Such partisanship could be disruptive to management of the Company and prevent it from operating in the most effective manner. By potentially introducing an element of discord to the Board of Directors, a minority group of stockholders could also impair the ability of the Board to work together effectively and discourage qualified individuals from serving as Directors.

               Without cumulative voting, Directors can only be elected with relatively wide support. Under majority rule voting, stockholders are entitled to vote only one vote per share in connection with the election of Directors and each Director is voted on separately. Consequently, the only Director candidates who could be elected are those who receive support from a majority of shares voting, and the stockholders holding in excess of 50% of the Common Stock would be able to elect all of the Directors.

               It is a condition to the closing under the Purchase Agreement that the stockholders approve Proposal 3. The Board of Directors believes that the advantages of the proposed amendment greatly outweigh the disadvantages and that the amendment is in the best interests of the Company.

               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION ELIMINATING CUMULATIVE VOTING.

                                   PROPOSAL 4

                  AMENDMENT OF CERTIFICATE OF INCORPORATION TO
                ELIMINATE PROHIBITION ON ISSUING NON-VOTING STOCK

               Article SIXTH of the Company's Certificate of Incorporation provides the following:

                      "Provisions of this Article SIXTH are included in this
               Certificate of Incorporation as required by United States Bankruptcy Code Section 1123(a)(6). The Corporation is prohibited from issuing non-voting equity securities. As to all classes of securities of the Corporation possessing voting power, there shall be a distribution of such power among such classes, including, in the case of any class of any equity securities having a preference over another class of equity securities with respect to dividends, provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends."

               That prohibition on the issuance of non-voting stock by the Company was included in the

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


Company's Certificate of Incorporation at the time of the conclusion of the Mission Insurance Group reorganization proceedings in 1990 (out of which the Company emerged) in order to comply with certain provisions of federal bankruptcy law. The Company is not required at this time to retain that provision in its Certificate of Incorporation, and its ability to issue non-voting stock would not otherwise be restricted if its Certificate of Incorporation were amended to delete that provision. The Company's Board believes that the removal of that provision from the Company's Certificate of Incorporation would give the Company the flexibility of issuing non-voting equity securities in future transactions and, consequently, would be beneficial to the Company and its stockholders. In light of the other amendments that are being proposed, the Company believed that this was an appropriate time to seek approval for this amendment as well. Approval of this amendment is not a condition to the proposed transaction with SZ.

               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION ELIMINATING THE PROHIBITION ON ISSUING NON-VOTING EQUITY SECURITIES.

                                   PROPOSAL 5

          CONFIRMATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

               The Company has selected KPMG LLP as independent certified public accountants to audit the books and records of the Company for the current fiscal year and recommends that the stockholders confirm such selection. KPMG LLP served in that capacity with respect to 1998. In the event of a negative vote, the Board of Directors will reconsider its selection. A representative of KPMG LLP is expected to be present at the Annual Meeting, to have the opportunity to make a statement and to respond to appropriate questions from stockholders.

               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" CONFIRMATION OF KPMG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE CURRENT FISCAL YEAR.

                    PROPOSALS AND NOMINATIONS BY STOCKHOLDERS

               Proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders of the Company must be received by the Company for inclusion in the Proxy Statement and form(s) of proxy relating to such Annual Meeting no later than January 31, 2000. Stockholder proposals should be directed to the attention of the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Timely receipt of a stockholder's proposal will satisfy only one of various conditions established by the SEC for inclusion in the Company's proxy materials.

                                              By Order of the Board of Directors
                                              DANIELSON HOLDING CORPORATION

                                              Ian M. Kirschner
                                              Secretary

June 1, 1999

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                                   APPENDIX 1

                          DANIELSON HOLDING CORPORATION

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby appoints David M. Barse and Ian M. Kirschner, or either of them, with power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of DANIELSON HOLDING CORPORATION ("Danielson"), to be held on July 20, 1999 at The Roosevelt Hotel, New York, New York at 10:00 a.m., New York time, or at any adjournment thereof, to vote all shares of Danielson common stock, $0.10 par value per share, which the undersigned is entitled to vote as designated on the reverse side and upon such other business that may properly come before the meeting.

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDER'S SPECIFICATIONS HEREON. IN THE ABSENCE OF SUCH SPECIFICATION, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" ALL AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND "FOR" CONFIRMATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                          DANIELSON HOLDING CORPORATION

                                  JULY 20, 1999


                 Please Detach and Mail in the Envelope Provided

     A [X] PLEASE MARK YOUR
           VOTES AS IN THIS
           EXAMPLE.

     1. The election of the persons listed at right as Directors of Danielson to serve until the next Annual Meeting of Stockholders and until their respective successors shall be duly elected and qualified.

         [ ]  FOR all          [ ] AGAINST as to
             nominees              all nominees

     [ ] FOR, except vote withheld from the following nominees:

     ----------------------------------------------------------

     NOMINEES:  Martin J. Whitman
                Samuel Zell
                David M. Barse
                Joseph F. Porrino
                Eugene M. Isenberg
                Frank B. Ryan
                Wallace O. Sellers
                Stanley J. Garstka
                William W. Palmer
                William Pate


     2. Approval of the amendment to the Certificate of Incorporation to increase the number of shares of Common Stock from 20,000,000 shares to
         55,000,000 shares. [ ]FOR    [ ] AGAINST    [ ] ABSTAIN

     3. Approval of the amendment to the Certificate of Incorporation to eliminate the right of stockholders to cumulate their votes for the
         election of Directors. [ ]FOR    [ ] AGAINST    [ ] ABSTAIN

     4. Approval of the amendment to the Certificate of Incorporation to eliminate the prohibition on the Company issuing non-voting equity
         securities. [ ]FOR    [ ] AGAINST    [ ] ABSTAIN

     5. Confirmation of the selection of KPMG LLP as independent certified public accountants for Danielson for the fiscal year ending December
         31, 1999. [ ]FOR    [ ] AGAINST    [ ] ABSTAIN

     6. To vote and otherwise represent the shares on any other matters which may properly come before the meeting or any adjournments thereof, according to their decision and in their discretion.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE PROPOSALS AND, IN THE DISCRETION OF THE PROXY HOLDERS, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

     PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE(S)__________________________ __________________________ DATE_________

NOTE: Please sign exactly as name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee or guardian or as an officer for a corporation, please give full title under signature.